EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

The Toronto-Dominion Bank

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, without par value	Rule 457(c) and Rule 457(h)	2,000,000	$60.55	$121,100,000	0.00014760	$17,874.36

Total Offering Amounts							$17,874.36

Total Fee Offsets							$—

Net Fee Due							$17,874.36

(1)

Covers common shares, without par value, of The Toronto-Dominion Bank (“Common Shares”) under the TD 401(k) Retirement Plan (the “Plan”). In addition to the Common Shares set forth in the table above, (a) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional Common Shares that may become issuable under the Plan in the event of share dividends, share splits, reverse share splits or similar transactions; and (b) pursuant to Rule 416(c) under the Securities Act, this Registration Statement also relates to an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $60.55 per Common Share, which is the average of the high and low price per Common Share as reported by the New York Stock Exchange on November 28, 2023.